REVISED ATTACHMENT 1
To Revised Schedule A of the Investment Management Agreement, dated April 27, 2001, by and between USAllianz Advisers, LLC (now Allianz Investment Management LLC) and USAllianz Variable Insurance Products Trust (now Allianz Variable Insurance Products Trust).
Fees payable to the Manager pursuant to Revised Schedule A to the Investment Management Agreement shall be calculated at the following annual rates until such time as this Attachment 1 is further revised.

Fund	Rate (Average Net Assets in Millions (M) for Funds with Breakpoints)
All Assets
AZL BlackRock Capital Appreciation Fund 0.70%
	First $100M	Thereafter
AZL Columbia Small Cap Value Fund 0.85% 0.80%
All Assets
AZL Davis New York Venture Fund 0.70%
All Assets
AZL Dreyfus Equity Growth Fund 0.70%
	First $100M	Next $400M	Thereafter
AZL Eaton Vance Large Cap Value Fund 0.75% 0.70% 0.65%
	First $100M	Next $100M	Thereafter
AZL Invesco Equity and Income Fund 0.70% 0.675% 0.65%
	First $100M		Thereafter
AZL Invesco Growth and Income Fund 0.675% 0.65%
All Assets
AZL Invesco International Equity Fund 0.85%
All Assets
AZL JPMorgan International Opportunities Fund 0.85%
	First $100M	Thereafter
AZL JPMorgan U.S. Equity Fund 0.75% 0.70%
	First $100M		Thereafter
AZL MFS Investors Trust Fund 0.75% 0.70%
All Assets
AZL Schroder Emerging Markets Equity Fund 1.08%

           Allianz Variable Insurance Products Trust                                             Allianz Investment Management LLC
By:   /s/ Brian Muench                                                                                   By:   :  /s/ Brian Muench
Name:   Brian J. Muench                                                                                 Name: Brian J. Muench
Title:   President                                                                                                           Title:  :   President

Updated:  11/1/2011